UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2005

    Alico, Inc.

    Florida                 0-261        59-0906081
 (State of other jurisdiction    (Commission        (IRS Employer
   of incorporation)            File Number)     Identification No.)

P.O. Box 338, La Belle, FL                            33975
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code: (863) 675-2966
____
    (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
Incorporated by reference is a press release issued by the Registrant on January 19, 2005, attached as Exhibit 99.1, earnings for the quarter ended November 30, 2004.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 - Press release announcing earnings for the quarter ended November 30, 2004, dated
January 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ALICO, INC .

Date:  January 19, 2005                        By:  /s/ W. Bernard Lester

                                        W. Bernard Lester
                                        President and Chief Executive Officer

Exhibit 99.1

NEWS RELEASE

January 19, 2005

National Circuit
La Belle, Florida

Mr. John R. Alexander, Chairman of Alico, Inc. (ALCO), a La Belle agribusiness company, announced that net earnings for the three months ended November 30, 2004, the first quarter of fiscal 2005, were $965 thousand or $.13 per share. This compares to $49 thousand or $.01 per share, during the same period a year ago.

Operating revenues for the first quarter of fiscal 2005 totaled $7.6 million, compared to $8.4 million during the first quarter of fiscal 2004.  Stockholders’ equity as of November 30, 2004 was $148.1 million, compared to $123.5 million at November 30, 2003.

Mr. Alexander noted that the increase in net income was due to an increase in earnings from agribusiness operations during the first quarter of fiscal 2005, compared to the same period a year ago.

Mr. Alexander stated that citrus prices have increased during the first quarter of fiscal 2005, due to a lower Florida crop forecast resulting from recent hurricanes, causing citrus profits to increase.

Sugarcane earnings have decreased, compared to the first quarter of fiscal 2004, due to reduced per acre yields and lower prices for raw sugarcane.

Ranch earnings have decreased compared to a year ago due to a decrease in the number of animals sold.

For further information contact:      W. Bernard Lester
La Belle, Florida
(863) 675-2966